Filed pursuant to Rule 433. Registration Statement Nos. 333-162193 and
333-162193-01.
RBS Exchange Traded Notes

RBS US Large Cap Trendpilot(TM)

The RBS US Large Cap Trendpilot(TM) Exchange Traded Notes ("RBS ETNs") are
unsecured and senior obligations of The Royal Bank of Scotland N.V. ("RBS NV"), and are fully and unconditionally guaranteed by RBS Holdings N.V. ("RBS
Holdings"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS NV and
RBS Holdings to pay, and are also subject to market risk.

RBS ETNs track the RBS US Large Cap Trendpilot(TM) Index (USD) (the "Index").
The Index utilizes a systematic trend-following strategy to provide exposure to either the S and P 500([R]) Total Return Index (the "Benchmark Index") or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills as of the most recent weekly auction (the "Cash Rate").

RBS US Large Cap Trendpilot([]) Index Methodology
If the closing level of the Benchmark             A positive trend is established:
Index is at or above its historical               The Index will track the
200-Index business day simple moving              Benchmark Index
average for []ve consecutive Index
business days
If the closing level of the Benchmark             A negative trend is established:
Index is below its historical 200-Index           The Index will track the Cash Rate
business day simple moving
average for []ve consecutive Index
business days

If neither of the above conditions is satis[]ed, the trend of the Index will be the same as the trend of the Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the Index business day on which the Index trend switches from positive to negative or from negative to positive, as the case may be.

Illustration of the Trendpilot([]) Index Methodology

                                   Positive Trend: Negative Trend:
                                   Index tracking  Index tracking
                                   Benchmark Index Cash Rate
Hypothetical Benchmark Index Level                   A negative trend is
                                      A positive trend is established

Time

The above graph illustrates the operation of the Trendpilot[] Index
Methodology. It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.

Not FDIC Insured. May Lose Value.

ETN (TRND)

RBS ETN Details

Issuer           The Royal Bank of Scotland N.V.
Guarantor        RBS Holdings N.V.
Ticker           TRND
Intraday         TRND.IV
Indicative Value
Ticker
CUSIP            78009L308
ISIN             US78009L3087
Primary          NYSE Arca
Exchange
Maturity         12/7/2040
Index            RBS US Large Cap Trendpilot(TM)
                 Index (USD) (Bloomberg
                 symbol: "TPLCUT Index>"),
                 which tracks the Benchmark
                 Index or the Cash Rate
                 depending on the relative
                 performance of the Benchmark
                 Index on a simple historical
                 moving average basis.
Benchmark        S and P 500([R]) Total Return Index
Index            (Bloomberg page: "SPTR
                 Index")
Cash Rate        Yield on a hypothetical notional
                 investment in 3-month U.S.
                 Treasury bills as of the most re-
                 cent weekly auction (Bloomberg
                 page: "USB3MTA Index")
Annual Investor  When the Index is tracking the
Fee              Benchmark Index: 1.00% per
(accrued on a    annum. When the Index is
daily basis)     tracking the Cash Rate: 0.50%
                 per annum.
Repurchase at    You may offer your RBS ETNs
your option      to RBS NV for repurchase on
                 any business day on or prior to
                 11/29/2040, provided that you
                 offer a minimum of 20,000 RBS
                 ETNs for any single repurchase
                 and follow the procedures
                 described in the pricing
                 supplement.
Early            We may redeem all of the RBS
redemption at    ETNs at our discretion at any
our option       time on or prior to 12/5/2040.
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the daily redemption
                 value per RBS ETN. The daily
                 redemption value on the relevant
                 valuation date will be published
                 on www.rbs.com/etnUS/TRND*.

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To []nd out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

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Hypothetical Benchmark Index

Hypothetical 200-Index business day simple moving average

The RBS US Large Cap Trendpilot[] Index will alternate between tracking the
Benchmark Index and the Cash Rate, depending on the performance of the
Benchmark Index relative to its 200-Index business day simple moving average
(as described above).

Historical Performance and Standard Deviation (%) -- as of 12/31/2011

2,500
             --- --------------- --- ------ ----- --- --- --- ----- --- ------ ----- --- ------ --- ----- --- ----- ---

2,000                                                                                                                   The graph to
 the
                                                                                                                        left is the
 historical
                                                                                                                        performance
 of the
------------ --- --------------- --- ------ ----- --- --- --- ----- --- ------ ----- --- ------ --- ----- --- ----- ---

                                                                                                                        S and P 500([R])
 Total Return
1,500
                                                                                                                        Index, S and P
 500([R]) Index
                                                                                                                        (Price Only)
 and the
                                                                                                                        S and P 500([R])
 Total Return
------------ --- --------------- --- ------ ----- --- --- --- ----- --- ------ ----- --- ------ --- ----- --- ----- ---

1,000                                                                                                                   Index
 200-Index
                                                                                                                        business day
 simple
                                                                                                                        moving
 average. This
------------ --- --------------- --- ------ ----- --- --- --- ----- --- ------ ----- --- ------ --- ----- --- ----- ---

 500                                                                                                                    illustration
 does not
                                                                                                                        re[]ect any
 historical
                                                                                                                        Trendpilot
 Index
  (0) May 92 93  94              95      96 97    98  99  00    01  02      03 04    05   06    07    08  09    10  11  performance.
    91
------------ --- --------------- --- ------ ----- --- --- --- ----- --- ------ ----- --- ------ --- ----- --- ----- --- ------
 ------------------
S and P 500([R]) Index 1-Year Annual Return Comparison (%)(1)
------------------------------------------------------------- ----- --- ------ ----- --- ------ --- ----- --- ----- --- ------
 ------------------
                                     1991    1992     1993    1994      1995    1996     1997       1998      1999      2000   2001
------------ --- --------------- --- ------ ----- --- ------- ----- --- ------ ----- --- ------ --- ----- --- ----- --- ------
 ------------------
 S and P 500([R]) Total Return Index       --    7.62     10.08   1.32      37.58  22.96     33.36      28.58     21.04     -9.10
 -11.89
 S and P 500([R]) Index (Price Only)       --    4.46     7.06    -1.54     34.11  20.26     31.01      26.67     19.53     -10.14
 -13.04
 Cash Rate (Year-End)                3.91    3.24     3.06    5.57      4.91    5.08     5.43       4.52      5.30      5.70   1.71
                                     2002    2003     2004    2005      2006    2007     2008       2009      2010      2011
------------ --- --------------- --- ------ ----- --- ------- ----- --- ------ ----- --- ------ --- ----- --- ----- --- ------
 ------------------
 S and P 500([R]) Total Return Index     -22.10 28.68     10.88   4.91      15.79   5.49     -37.00     26.46     15.06     2.11
 S and P 500([R]) Index (Price Only)     -23.37 26.38     8.99    3.00      13.62   3.53     -38.49     23.45     12.78     0.00
 Cash Rate (Year-End)                1.19    0.89     2.23    3.91      4.88    3.31     0.05       0.11      0.18      0.03

(1) The table above does not re[]ect any Trendpilot[] Index performance. The
Trendpilot[] Index performance is not the same as the S and P 500([R]) Index performance. The Trendpilot[] Index may underperform the S and P 500([R]) Index over various time periods, and may track the Cash Rate for extended periods of time in a low interest rate environment.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS NV, as the issuer, and RBS Holdings, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS US Large Cap Trendpilot(TM) Index (USD) (Index) is the property of The
Royal Bank of Scotland plc, which has contracted with Standard and Poor's
Financial Services LLC (S and P) to maintain and calculate the Index. The S and P
500([R]) Index is the exclusive property of S and P and has been licensed for use by RBSSI and its af[]liates in connection with the Index. S and P shall have no liability for any errors or omissions in calculating the Index. "Standard and
Poor's([R])," "S and P([R])" and "S and P 500([R])" are registered trademarks of S and P.
"Calculated by S and P Custom Indices" and its related stylized mark are service marks of S and P and have been licensed for use by RBSSI and its af[]liates. The
RBS ETNs are not sponsored, endorsed, sold or promoted by S and P or its af[]liates, and neither S and P nor its af[]liates make any representation regarding the advisability of investing in the RBS ETNs.
Copyright[C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an af[]liate of
RBS NV.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose
Value.

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                                                            1-MONTH 3-MONTH 1-YEAR SINCE RBS ETN INCEPTION STD. DEVIATION ANNUALIZED
                                                              (%)     (%)     (%)        (12/6/10) (%)        SINCE INCEPTION (%)(2)
----------------------------------------------------------- ------- ------- ------ ----------------------- -------------------------
RBS US Large Cap Trendpilot[] ETN Daily Redemption Value(1)  -0.04   -0.12  -6.45           -3.76                   13.88
RBS US Large Cap Trendpilot(TM) Index                        0.00    0.00   -5.69           -2.92                   13.85
S and P 500([R]) Total Return Index (Benchmark Index)            1.02    11.82   2.11           5.12                    22.89
S and P 500([R]) Index (Price Only)                              0.85    11.15   0.00           2.82                    22.87
Cash rate on 12/31/11 was 0.025%                               --      --     --             --                       --

The table above presents the actual performance of the Index, the RBS ETNs, the
S and P 500([R]) Total Return Index (the Benchmark Index), and the S and P 500([R])
Index (Price Only) over the speci[]ed periods. For information regarding the performance of the Trendpilot Index, see pages PS-32 to PS-35 of the pricing supplement of the RBS ETNs []led with the U.S. Securites and Exchange Commisson
(SEC). Past performance does not guarantee future results.
(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.00% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate. (2) Based on daily returns. Standard deviation is a measure of volatility, and illustrates the extent of variation (whether higher or lower) that exists from the average given set of results. A low standard deviation indicates that the results tend to be very close to the average result (a low degree of volatility). In contrast, a high standard deviation indicates that the results are spread out over a large range of outcomes (a high degree of volatility).

S and P 500([R]) Index Performance -- as of 12/31/2011

S and P 500([R]) Total Return Index
S and P 500([R]) Total Return Index 200-Index business day simple moving average
S and P 500([R]) Index (Price Only)